As filed with the Securities and Exchange Commission on May 15, 2006
Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

RYDER SYSTEM, INC.
(Exact Name of Registrant as Specified in Its Charter)

Florida	59-0739250
(State or Other Jurisdiction of	(I.R.S. Employer Identification No.)
Incorporation or Organization)
11690 NW 105th Street
Miami, Florida 33178
 (Address and Zip Code of Principal Executive Offices)
RYDER SYSTEM, INC. 401(k) SAVINGS PLAN
(Full Title of the Plan)

Flora R. Perez, Esq.
Ryder System, Inc.
11690 NW 105th Street
Miami, Florida 33178
(Name and Address of Agent For Service)
(305) 500-3726
(Telephone Number, Including Area Code, of Agent For Service)

Calculation of Registration Fee

		Proposed	Proposed
		Maximum	Maximum
	Amount To Be	Offering Price	Aggregate	Amount of
Title of Securities To Be Registered	Registered(1)(2)(3)	Per Share(4)	Offering Price	Registration Fee

Common Stock ($0.50 par value) (3)	2,500,000	$54.98	$137,450,000	$14,707.15

(1)	Represents the estimated maximum aggregate employee contributions to the Plan for three years.

(2)	Pursuant to Rule 416(c) under the Securities Act of 1933 (the “1933 Act”), this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(3)	Pursuant to Rule 416 under the 1933 Act, this registration statement also registers an indeterminate number of additional shares that may be issued to adjust the number of shares issued pursuant to the employee benefit plan described herein as the result of any future stock split, stock dividend or similar adjustment of Ryder’s outstanding common stock.

(4)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h)(1) of the Securities Act of 1933, as amended. The price is based on the average of the high and low sales price per share of common stock on May 11, 2006, as reported by the New York Stock Exchange.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
          The following documents filed by the Company with the Securities and Exchange Commission (the “Commission”) are incorporated in this Registration Statement by reference:
     (a) The Company’s Annual Report on Form 10-K for the year ended December 31, 2005.
     (b) Ryder System, Inc. 401(k) Savings Plan Annual Report on Form 11-K for the year ended December 31, 2004.
     (c) The Company’s Current Reports on Form 8-K filed on February 3, 2006, February 15, 2006, February 22, 2006, April 27, 2006 and May 15, 2006.
     (d) The Company’s Amended Current Report on Form 8-K/A filed on February 21, 2006.
     (e) The Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2006.
     (f) The description of the Company’s common stock, par value $.50, contained in its Registration Statement on Form S-3, No. 33-33600 filed on February 27, 1990, as amended, with the Commission.
          All documents subsequently filed by the Company or the Plan pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part of this Registration Statement from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities
     Not applicable.
Item 5. Interests of Named Experts and Counsel
          Certain legal matters with respect to the offering of the shares of common stock registered hereby have been passed upon by Flora R. Perez, Esq., Assistant General Counsel of the Company. Ms. Perez owns, and holds options to purchase, shares of common stock of the Company.
Item 6. Indemnification of Directors and Officers
          Under Section 607.0831 of the Florida Business Corporation Act (the “FBCA”), a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act regarding corporate management or policy unless (1) the director breached or failed to perform his or her duties as a director and (2) the director’s breach of, or failure to perform, those duties constitutes: (a) a violation of the criminal law, unless the director had reasonable cause to believe his or her conduct was unlawful, (b) a transaction from which the director derived an improper personal benefit, either directly or indirectly, (c) a circumstance under which the liability provisions of Section 607.0834 are applicable, (d) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct, or (e) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property. A judgment or other final adjudication against a director in any criminal proceeding for a violation of the criminal law estops that director from contesting the fact that his or her breach, or failure to perform, constitutes a violation of the criminal law; but does not estop the director from establishing that he or she had reasonable cause to believe that his or her conduct was lawful or had no reasonable cause to believe that his or her conduct was unlawful.
          Under Section 607.0850 of the FBCA, a corporation has power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of the corporation), by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, has reasonable cause to believe that his or her conduct was unlawful.
          In addition, under Section 607.0850 of the FBCA, a corporation has the power to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.
          Under Section 607.0850 of the FBCA, the indemnification and advancement of expenses provided pursuant to Section 607.0850 of the FBCA are not exclusive, and a corporation may make any other or further indemnification or advancement of expenses of any of its directors, officers, employees, or agents, under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office. However, indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee or agent if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (a) a violation of the criminal law, unless the director, officer, employee or agent had reasonable cause to believe his or her conduct was unlawful; (b) a transaction from which the director, officer, employee or agent derived an improper personal benefit; (c) in the case of a director, a circumstance under which the above liability provisions of Section 607.0834 are applicable; or (d) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.
          Article VIII of the Company’s Restated Articles of Incorporation provides that the Company has the power to indemnify its directors, officers, and other employees to the fullest extent permitted by law. Article XII of the Company’s By-Laws further provides that the Company shall indemnify to the fullest extent permitted by current or future legislation or current or future judicial or administrative decisions (to the extent such future legislation or decisions permit the Company to provide broader indemnification rights than permitted prior to such legislation or decisions), each person who is a party or witness to any proceeding (whether civil, criminal, administrative or investigative) against any liability (including any judgment, settlement, penalty or fine) or cost, charge or expense (including attorneys fees) by reason of the fact that such indemnified person is or was a director, officer or employee of the Company, or is or was an agent as to whom the Company has agreed to grant such indemnification, or is or was serving at the request of the Company as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, or is or was serving as an agent of such corporation, partnership, joint venture, trust or other enterprise.
          The Company maintains a directors and officers liability insurance policy which, within the limits and subject to the limitations of the policy, insures the directors and officers of the Company against certain expenses in connection with the defense of certain claims, actions, suits or proceedings, and certain liabilities which might be imposed as a result of such claims, actions, suits or proceedings, which may be brought against them by reason of their being or having been directors or officers of the Company. The coverage extends to wrongful acts such as breach of duty and negligence, but does not extend to acts proven to be dishonest. The Company pays the premiums for this policy.
Item 7. Exemption from Registration Claimed
     Not Applicable.
Item 8.Exhibits

Exhibit No.	Exhibits

5.1	Opinion of Flora R. Perez, Esq., Assistant General Counsel of the Company.

23.1	Consent of KPMG LLP, Independent Certified Public Accountants.

23.2	Consent of Counsel for the Company is included in Exhibit 5.1.

24.1	Power of Attorney
Item 9. Undertakings
     (a) The undersigned registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
               (ii) To reflect in the Prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and
               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on May 15, 2006.

RYDER SYSTEM, INC.
By:	/s/ Gregory T. Swienton
Gregory T. Swienton, Chairman and
Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Gregory T. Swienton Gregory T. Swienton	Chairman and Chief Executive Officer (Principal Executive Officer)	May 15, 2006
/s/ Mark T. Jamieson Mark T. Jamieson	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 15, 2006
/s/ Art A. Garcia Art A. Garcia	Senior Vice President and Controller (Principal Accounting Officer)	May 15, 2006
* John M. Berra	Director	May 15, 2006
* David I. Fuente	Director	May 15, 2006
* L. Patrick Hassey	Director	May 15, 2006
* Lynn M. Martin	Director	May 15, 2006
* Daniel H. Mudd	Director	May 15, 2006
* Eugene A. Renna	Director	May 15, 2006
* Abbie J. Smith	Director	May 15, 2006
* E. Follin Smith	Director	May 15, 2006

SIGNATURE	TITLE	DATE

* Hansel E. Tookes, II	Director	May 15, 2006
* Christine A. Varney	Director	May 15, 2006
* By: /s/ Flora R. Perez Flora R. Perez Attorney-in-Fact		May 15, 2006
The Plan
Pursuant to the requirements of the Securities Act of 1933, the persons who administer the Ryder System, Inc. 401(k) Savings Plan have duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on May 15, 2006.

RYDER SYSTEM, INC. 401(K) SAVINGS PLAN
By:	/s/ Gregory F. Greene
Gregory F. Greene
Chair, Retirement Committee of the Ryder System, Inc. 401(k) Savings Plan